UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Helen P. Pudlin
   The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
   PA, Pittsburgh 15222-2707
2. Issuer Name and Ticker or Trading Symbol
   The PNC Financial Services Group, Inc. (PNC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   2/6/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and General Counsel
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
___________________________________________________________________________________________________________________________________|
$5 Par Common Stock |2/6/ 2|      |A   | |5500              |A  |           |                   |D     |                           |
                    |003   |      |1   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
$5 Par Common Stock |2/6/ 2|      |F   | |940               |D  |42.94      |64712              |D     |                           |
                    |003   |      |2   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
$5 Par Common Stock |      |      |    | |                  |   |           |10                 |I     |UTMA by self for son  3    |
-----------------------------------------------------------------------------------------------------------------------------------|
$5 Par Common Stock |      |      |    | |                  |   |           |6                  |I     |UTMA by spouse for daughter|
                    |      |      |    | |                  |   |           |                   |      | 4                         |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
___________________________________________________________________________________________________________________________________|
Phantom Stock|        |1/24/ 2|      |A   |V|17         |A  |     |     |$5 Par Commo|17     |       |1611        |I  |Deferred Com|
 Unit (1-for-|        |003    |      |5   | |           |   |     |     |n Stock     |       |       |            |   |pensation Pl|
1)           |        |       |      |    | |           |   |     |     |            |       |       |            |   |an          |
-----------------------------------------------------------------------------------------------------------------------------------|
             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Grant of restricted stock; one-half issued free of any restriction and one-half to vest upon expiration of restricted period which runs through 12/31/2003.
2. Shares withheld to satisfy tax withholding obligations for grant of restricted stock.
3. These shares are maintained in a brokerage account registered in the name of the reporting person as Custodian Under the Pennsylvania Uniform Transfers to Minors Act. The reporting person disclaims ownership of these securities and this report shall n ot be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
4. These shares are maintained in a brokerage account registered in the name of the reporting person's spouse as Custodian Under the Pennsylvania Uniform
Transfers to Minors Act.    The reporting person disclaims ownership of these
securities and this rep
ort shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
5. Phantom Stock Units issued pursuant to the PNC Deferred Compensation Plan. SIGNATURE OF REPORTING PERSON
Helen P. Pudlin
Mark C. Joseph, Attorney-in-Fact for Helen P. Pudlin